Exhibit 99.1

FOR IMMEDIATE RELEASE	For further information, call:
Timothy R. Horne - Sr. Vice President-Finance
Dover, Delaware, January 25, 2007	(302) 857-3292

DOVER DOWNS GAMING & ENTERTAINMENT, INC. REPORTS

RESULTS FOR THE FOURTH QUARTER AND YEAR ENDED DECEMBER 31, 2006

Dover Downs Gaming & Entertainment, Inc. (NYSE-Symbol: DDE) today reported results for the three months and year ended December 31, 2006.

Net earnings per diluted share for the quarter ended December 31, 2006 improved 18.8% to $.19 compared with adjusted net earnings, as described below, of $.16 per diluted share for the same period in 2005.  The improvement was a result of both an increase in net earnings and fewer shares outstanding due to the self-tender completed during the first quarter of 2006.

The Company’s revenues increased to $58,667,000 compared with $54,015,000 for the fourth quarter of 2005.  Gaming revenues, which include video lottery win and harness racing commissions, increased 8.7% or $4,371,000, primarily from increased video lottery win compared with the fourth quarter of 2005.

General and administrative expenses for the quarter increased $139,000, or 11.3%, primarily from increased stock-based compensation expense.

Interest expense for the quarter increased $223,000 or 46.9% from higher outstanding borrowings related to the $35 million self-tender completed during the first quarter of 2006.

Net earnings improved 5.6% to $6,081,000 compared with adjusted net earnings of $5,761,000 for the fourth quarter of 2005.

For the year ended December 31, 2006, net earnings per diluted share improved 22.2% to $.77 from $.63 on the adjusted basis described below.  Net earnings improved 12.2% to $25,328,000 compared to net earnings of $22,579,000 on the adjusted basis described below.

The adjusted results for the fourth quarter and year ended 2005 exclude a $5,837,000 or $.10 per diluted share gain on the sale of a commercial real estate property in December of 2005.  Including the gain on sale in the fourth quarter of 2005, net earnings for the fourth quarter of 2005 were $9,222,000 or $.26 per diluted share, and were $26,040,000 or $.72 per diluted share for the year ended December 31, 2005.

Denis McGlynn, President and CEO of Dover Downs Gaming & Entertainment, Inc. stated, “We are pleased with our slot win growth of close to 9% for the fourth quarter and for the year as a whole, and are very enthusiastic about our expansion plans.”

Construction continues on the expansion to the Dover Downs Hotel, which will increase the total number of available rooms from 232 to 500.  The project, which includes the addition of a full service spa, is on schedule and on budget and is expected to open in the fall of 2007.

The Company is finalizing a bid package for the Phase VI expansion of its casino which is expected to include additional casino space, as well as restaurant and retail offerings to add to the destination quality of the property.  The Company expects to have final cost numbers by the end of the first quarter of 2007.

The Company announced yesterday that its Board of Directors declared a regular quarterly dividend of $.045 per share. The dividend is payable on March 10, 2007 to shareholders of record at the close of business on February 10, 2007.

* * *

This release contains or may contain forward-looking statements based on management’s beliefs and assumptions.  Such statements are subject to various risks and uncertainties that could cause results to vary materially.  Please refer to the Company’s SEC filings for a discussion of such factors.

Dover Downs Gaming & Entertainment, Inc. is a diversified gaming and entertainment company whose operations consist of Dover Downs Slots — a 95,000-square foot video lottery (slots) casino complex; the Dover Downs Hotel and Conference Center — featuring luxury accommodations with conference, banquet, fine dining, ballroom and concert hall facilities; and Dover Downs Raceway — a harness racing track with pari-mutuel wagering on live and simulcast horse races.

DOVER DOWNS GAMING & ENTERTAINMENT, INC.

CONSOLIDATED STATEMENT OF EARNINGS

In Thousands, Except Per Share Amounts

(Unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2006	2005	2006	2005
Revenues:
Gaming (1)	$54,615	$50,244	$220,412	$202,372
Other operating (2)	4,052	3,771	16,039	14,480
	58,667	54,015	236,451	216,852
Expenses:
Gaming	40,801	37,565	163,288	151,973
Other operating	3,613	3,278	14,202	13,167
General and administrative	1,368	1,229	5,905	4,765
Depreciation	1,870	1,758	7,146	6,998
	47,652	43,830	190,541	176,903

Gain on sale of shopping center	—	5,837	—	5,837

Operating earnings	11,015	16,022	45,910	45,786

Interest expense	(698)	(475)	(2,943)	(1,875)

Earnings before income taxes	10,317	15,547	42,967	43,911

Income taxes	(4,236)	(6,325)	(17,639)	(17,871)

Net earnings	$6,081	$9,222	$25,328	$26,040

Net earnings per common share (3):
— Basic	$0.19	$0.26	$0.78	$0.73
— Diluted	$0.19	$0.26	$0.77	$0.72

Weighted average shares outstanding (3):
— Basic	32,172	35,681	32,353	35,681
— Diluted	32,692	35,925	32,921	35,930

(1)             Gaming revenues from the Company’s video lottery (slot) machine operations include the total win from such operations. The Delaware State Lottery Office collects the win and remits a portion thereof to the Company as its commission for acting as a Licensed Agent.  The difference between total win and the amount remitted to the Company is reflected in gaming expenses.

(2)             Other operating revenues do not include the retail amount of promotional allowances which are provided to customers on a complimentary basis

(3)             All per share and share amounts reflect a three-for-two stock split, which was effective June 15, 2006.

DOVER DOWNS GAMING & ENTERTAINMENT, INC.
RECONCILIATION OF GAAP NET EARNINGS TO ADJUSTED NET EARNINGS

In Thousands, Except Per Share Amounts

(Unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2006	2005	2006	2005

GAAP net earnings	$6,081	$9,222	$25,328	$26,040

Gain on sale of shopping center, net of income taxes (1)	—	(3,461)	—	(3,461)

Adjusted net earnings	$6,081	$5,761	$25,328	$22,579

GAAP net earnings per common share - diluted	$0.19	$0.26	$0.77	$0.72

Gain on sale of shopping center, net of income taxes (1)	—	(0.10)	—	(0.09)

Adjusted net earnings per diluted share	$0.19	$0.16	$0.77	$0.63

(1)             On December 28, 2005, the Company’s wholly-owned subsidiary, Dover Downs, Inc., closed on the sale of a shopping center it owned in Dover, Delaware.  The shopping center consisted of approximately 7.7 acres of real property with a one-story building of approximately 95,700 square feet.  The sales price was $12,450,000 and the Company recognized a gain on the sale of $5,837,000 ($3,461,000 after income taxes).

DOVER DOWNS GAMING & ENTERTAINMENT, INC.

CONSOLIDATED BALANCE SHEET

In Thousands

(Unaudited)

	December 31,	December 31,
	2006	2005
ASSETS

Current assets:
Cash	$20,020	$19,986
Accounts receivable	4,325	3,805
Due from State of Delaware	10,972	9,100
Inventories	1,765	1,955
Prepaid expenses and other	1,838	2,000
Prepaid income taxes	128	—
Receivable from Dover Motorsports, Inc.	—	15
Deferred income taxes	1,247	2,067
Total current assets	40,295	38,928

Property and equipment, net	132,732	114,533
Total assets	$173,027	$153,461

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$8,173	$4,814
Purses due horsemen	8,899	8,332
Accrued liabilities	11,198	12,748
Payable to Dover Motorsports, Inc.	9	—
Income taxes payable	—	3,706
Deferred revenue	37	112
Total current liabilities	28,316	29,712

Notes payable to banks	59,425	24,075
Deferred income taxes	5,387	6,404
Liability for pension benefits	2,640	—
Total liabilities	95,768	60,191

Stockholders’ equity:
Common stock	1,542	1,064
Class A common stock	1,700	1,326
Additional paid-in capital	769	36,461
Retained earnings	73,736	55,459
Accumulated other comprehensive loss	(488)	—
Deferred compensation	—	(1,040)
Total stockholders’ equity	77,259	93,270
Total liabilities and stockholders’ equity	$173,027	$153,461

DOVER DOWNS GAMING & ENTERTAINMENT, INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

In Thousands

(Unaudited)

	Years Ended December 31,
	2006	2005

Operating activities:
Net earnings	$25,328	$26,040
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation	7,146	6,998
Amortization of credit facility origination fees	44	41
Stock-based compensation	732	214
Deferred income taxes	136	(356)
Cumulative effect of accounting change	(1,541)	—
Gain on sale of shopping center	—	(5,837)
Changes in assets and liabilities:
Accounts receivable	(520)	(886)
Due from State of Delaware	(1,872)	980
Inventories	190	192
Prepaid expenses and other	118	(40)
Prepaid income taxes/income taxes payable	(3,834)	3,055
Accounts payable	79	(792)
Purses due horsemen	567	(750)
Accrued liabilities	269	758
Payable to/receivable from Dover Motorsports, Inc.	24	(13)
Deferred revenue	(75)	(83)
Net cash provided by operating activities	26,791	29,521

Investing activities:
Capital expenditures	(22,065)	(5,512)
Proceeds from sale of shopping center, net	—	11,918
Net cash (used in) provided by investing activities	(22,065)	6,406

Financing activities:
Borrowings from notes payable to banks	196,010	169,109
Repayments of notes payable to banks	(160,660)	(196,984)
Dividends paid	(5,510)	(5,737)
Repurchase of common stock	(35,052)	—
Proceeds from stock options exercised	470	4
Excess tax benefit on nonvested stock	50	—
Other	—	(21)
Net cash used in financing activities	(4,692)	(33,629)

Net increase in cash	34	2,298
Cash, beginning of year	19,986	17,688
Cash, end of year	$20,020	$19,986